Filed Pursuant to Rule 424(b)(3)

Registration No. 333-199190

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 26, 2016)

SIT RISING RATE ETF
20,000,000 Shares

This supplement is to the prospectus of ETF Managers Group Commodity Trust I (the “Trust”) dated January 26, 2016, which relates to shares issued by the Sit Rising Rate ETF (the “Fund”), a series of the Trust. The Fund’s shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-199190. This prospectus supplement should be read in its entirety and kept together with your prospectus for future reference.

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The first paragraph of the section titled “Risk Factors Involved with an Investment in the Fund” is deleted in its entirety and replaced with the following:

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus and in our periodic and current reports that are incorporated by reference. Such information includes the Fund’s, the Trust’s and the Sponsor’s financial statements and the related notes.  See “Incorporation By Reference of Certain Information.”

The second full paragraph in the section titled “Incorporation By Reference of Certain Information” is deleted in its entirety and replaced with the following:

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering of our shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents. To make shareholder inquiries, for more detailed information on the Fund, or to request the SAI or annual or semi-annual shareholder reports, as applicable, free of charge, please:

Call:	844-ETF-MGRS (844-383-6477)

Monday through Friday

8:00 a.m. – 8:00 p.m. (Eastern time)

Write:	ETF Managers Group Commodity Trust I

c/o ETF Managers Capital LLC

30 Maple Street - Suite 2

Summit, NJ 07901

Visit:	www.risingrateetf.com

The date of this prospectus supplement is December 9, 2016